UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  December 5, 2019
First Busey Corporation
(Exact name of registrant as specified in its charter)
Nevada	000-15950	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 W. University Avenue
Champaign,Illinois  61820
(Address of principal executive offices) (Zip code)
217 365-4544
(Registrant's telephone number, including area code)
 N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BUSE	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b– 2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter). ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Offers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Employment Agreements with Robin N. Elliott, Amy L. Randolph and John J. Powers
First Busey Corporation (the “Company”) and its bank subsidiary, Busey Bank (the “Bank”), entered into employment agreements effective December 5, 2019 (the “Agreements”) with (a) Robin Elliott, pursuant to which he will serve as President and Chief Executive Officer of the Bank, (b) Amy Randolph, pursuant to which she will serve as Chief of Staff and Executive Vice President, Pillar Relations of the Company and the Bank, and (c) John Powers, pursuant to which he will serve as Executive Vice President, General Counsel of the Company and the Bank. The Agreements have initial one-year terms beginning December 5, 2019, and automatically extend for additional one year terms on each December 5th thereafter, unless either party gives 30 days’ prior written notice that the term will not be extended.
The Agreements provide that the applicable executive will be eligible to receive: (a) initial annual base salaries of $450,000, $375,000 and $350,000 for Mr. Elliott, Ms. Randolph and Mr. Powers, respectively; (b) performance-based annual incentive bonuses in accordance with the Company’s annual incentive plan; (c) annual grants under the Company’s long-term equity incentive program subject to the discretion of the board of directors of the Company; and (d) employee benefits on as favorable a basis as other similarly situated and performing senior executives of the Company and participation in the Company’s key life insurance program with an aggregate death benefit of $1,500,000.
Pursuant to the Agreements, the applicable executive is also entitled to severance benefits if his or her employment is terminated (a) by the Company other than for cause or disability, (b) due to the Company’s non-renewal of such Agreement, or (c) by the executive for good reason, and enhanced severance benefits in the event such a termination of employment occurs within 180 days prior to, or within 2 years following, a change in control of the Company. Upon an executive’s termination due to death or disability, he or she would be entitled to payment of a pro-rated annual incentive bonus through the date of termination. All severance benefits are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against the Company and the Bank and are subject to reduction if such reduction would result in a better net-after-tax result for the executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.
The Agreements also contain customary restrictive covenants regarding confidentiality, non-competition, and non-solicitation of customers and employees of the Company and its affiliates as well as a clawback provision should any benefit under an Agreement be subject to recapture under any policy of the Company or the Bank, or applicable statute, law, regulation or regulatory interpretation or guidance.
A copy of Mr. Elliott’s agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. A copy of Ms. Randolph’s agreement is filed as Exhibit 10.2 hereto and is incorporated by reference herein. A copy of Mr. Powers’ agreement is filed as Exhibit 10.3 hereto and is incorporated by reference herein. The foregoing summary of the Agreements is qualified in its entirety by the full text of the Agreements.
Amendment of Employment Agreement with Jeffrey D. Jones
Effective December 5, 2019, the Company and the Bank entered into an amendment (the “Amendment”) to the existing Employment Agreement effective August 19, 2019 among the Company, the Bank and Jeffrey Jones, Chief Financial Officer of the Company and the Bank (the “Existing Jones Agreement”).  The Amendment makes certain technical changes to the Existing Jones Agreement in order to make such agreement consistent with the employment agreements of the other members of the executive team.
A copy of the Amendment is filed as Exhibit 10.4 hereto and is incorporated by reference herein. The foregoing summary of the Amendment is qualified in its entirety by the full text of the Amendment.

Item 9.01.	Financial Statements and Exhibits.
(d)  Exhibits.
10.1	Employment Agreement, by and among First Busey Corporation, Busey Bank and Robin Elliott, effective December 5, 2019.

10.2	Employment Agreement, by and among First Busey Corporation, Busey Bank and Amy Randolph, effective December 5, 2019.

10.3	Employment Agreement, by and among First Busey Corporation, Busey Bank and John Powers, effective December 5, 2019.

10.4	Amendment to Employment Agreement, by and among First Busey Corporation, Busey Bank and Jeffrey Jones, effective December 5, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  December 10, 2019       First Busey Corporation
By:         /s/ Van A. Dukeman
Name:  Van A. Dukeman
Title:    President & Chief Executive Officer